UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2008

PLAINS EXPLORATION & PRODUCTION COMPANY
(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470
(Commission File No.)

700 Milam, Suite 3100
Houston, Texas 77002
(Address of Principal Executive Offices)
(Zip Code)

Registrant's telephone number, including area code:  (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 12, 2008, the Organization & Compensation Committee (the “Committee”) of the Board of Directors of Plains Exploration & Production Company (“PXP”) approved an amendment (the “Employment Agreement Amendment”) to the Amended and Restated Employment Agreement by and between PXP and James C. Flores, PXP’s Chairman of the Board, President & Chief Executive Officer.  The Employment Agreement Amendment changes the term of the contract to a five year evergreen contract.  Pursuant to the Employment Agreement Amendment and PXP’s Stock Incentive Plans, if employed at such times Mr. Flores will be granted 200,000 restricted stock units annually for five years, with the first 200,000 restricted stock units granted September 30, 2015.  Each annual grant of restricted stock units is subject to continued service by Mr. Flores.  The first three annual grants will each vest in full in 2020, and the fourth and fifth annual grants will each vest ratably over a three-year period from the date of grant.  Vesting of such granted restricted stock units may occur earlier in the event of retirement, death, disability, a change in control, termination of Mr. Flores without cause or termination for good reason (each as defined in his employment agreement).

The foregoing description of the Employment Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit

10.1	Amendment to Plains Exploration & Production Company Amended and Restated Employment Agreement, effective March 12, 2008, by and between Plains Exploration & Production Company and James C. Flores.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: March 12, 2008	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

10.1	Amendment to Plains Exploration & Production Company Amended and Restated Employment Agreement, effective March 12, 2008, by and between Plains Exploration & Production Company and James C. Flores.